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                      October 5, 2021

       Mauricio Gutierrez
       President and Chief Executive Officer
       NRG Energy, Inc.
       910 Louisiana St.
       Houston, TX 77002

                                                        Re: NRG Energy, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed March 1, 2021
                                                            File No. 001-15891

       Dear Mr. Gutierrez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation